Exhibit 99.1

Mawson Infrastructure Group Inc 201 Clark Street, Sharon, PA 16146, USA

Mawson Infrastructure Group Inc Reports Q2 2023 Financial Results

Selected Unaudited Financial Highlights for Q2 FY 2023

Total Revenue of $10.6 Million

Self-Mining revenue of $4.9 Million and Hosting revenue of $4.6 Million

Self-mined Bitcoin revenue increased 78% Q/Q and

Self-mined Bitcoin Increased 50% Q/Q to 182 BTC

Sharon, PA — August 21, 2023 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson”), a digital infrastructure company, today announced its unaudited financial results and highlights for the second quarter ending June 30, 2023.

Rahul Mewawalla, CEO and President of Mawson, said, “We were pleased to increase self-mined BTC revenue by 78% and number of self-mined BTC by 50% in Q2 2023 over the prior quarter as we continued a focus on driving execution and enhancing our operations across our sites. Mawson is strategically aligned to optimize its capabilities and resources across self-mining, hosting, and energy markets program participation in the PJM energy markets, with the goal of enhancing overall stakeholder value.”

Q2 2023 Financial and Business Highlights

●	Total Revenue increased 38% Q/Q to $10.6 million

●	Self-Mined BTC revenue increased 78% Q/Q to $4.9 million

●	Increased online power at Midland PA site by 76% sequentially to 88 MW from 50 MW

●	Total installed[1] self-miners increased approximately to 16,350 across sites

●	Exited Q2 2023 with 96 MW of online power able to support approximately 27,636 miners

●	Announced new 8 MW (expandable to 24 MW) site in Bellefonte PA

●	Added to the Russell Microcap® Index

BTC Hosting and Co-location Services Update

On July 25, 2023, Mawson issued a press release inviting outside parties to provide Indications of Interest (IOI) for the Company’s hosting and digital infrastructure services that include BTC (Bitcoin) miner hosting, HPC (High Performance Computing) co-location, and other potential partnerships utilizing its digital infrastructure and hosting facilities. The Company indicated that the Co-Location contract with Celsius Mining LLC will expire in accordance with its terms on August 23, 2023. Discussions with Celsius Mining LLC are ongoing. Mawson has received active interest from a number of parties related to hosting and digital infrastructure services.

[1]	“Installed” may include miners that are deployed in Mawson’s datacenters but may not be online or hashing 100% of the time.

2023 Strategic Focus

1.	Exploring expansion opportunities in the PJM energy markets, especially in Pennsylvania and Ohio.

2.	Continue to secure a portfolio of sites in its preferred geographies and markets for long-term digital infrastructure capacity.

3.	Continue participation in the Energy Markets Program which generates additional revenue.

4.	Develop strategic partnerships and commercial relationships within industry ecosystem.

5.	Drive a diversified revenue mix of self-mining, hosting, and energy markets participation.

Second Quarter 2023 GAAP Financial Results

Revenue for the second quarter 2023, ended June 30, 2023, increased 38% sequentially to $10.6 million and decreased 47% over the same quarter last year. The sequential increase was the result of the continued ramp of Mawson’s self-mining capacity at its Pennsylvania sites. The prior year period decline resulted from the sale of the Company’s Georgia facility in October 2022.

Cost of revenue in the second quarter of 2023 increased 50% sequentially to $7.0 million, from $4.7 million and decreased 51% over the prior year period. Higher power costs associated with the ramp of self-mining capacity, and lower power and facility costs from the sale of the Georgia facility led the changes, respectively. Gross profit increased 18% sequentially to $3.5 million or 33% of revenue and decreased 35% from $5.4 million from the same quarter last year.

SG&A expense for the second quarter of 2023 increased sequentially to $6.3 million from $5.0 million due to higher facility and expenses and decreased from $9.4 million compared to the same quarter last year. In the second quarter 2023, Mawson incurred a net loss of $17.6 million compared to $11.4 million in the prior period and $2.4 million for the same quarter last year.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider with multiple operations throughout the USA. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches digital infrastructure, sustainable energy, and next-generation data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. With a strong focus on shareholder returns and strategic growth, Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2023, August 21, 2023; and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Sandy Harrison

Chief Financial Officer
IR@mawsoninc.com